EXHIBIT 16.1

January 9, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Sirs/Madams:

We have read the statements made by Hongli Group Inc. in its Form 6-K. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Hongli Group Inc. contained therein.

Yours truly,

/s/ RBSM LLP

RBSM LLP